UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 20, 2015
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2015, Flex Pharma, Inc. (the "Company") entered into an amendment to its offer letter with Marina Hahn, President, Consumer (the "Amendment"). The Amendment amends the Offer Letter, dated September 4, 2014, between the Company and Ms. Hahn, which was previously amended on May 27, 2015 (the "Offer Letter"). Pursuant to the Amendment, effective July 1, 2015, Ms. Hahn's annual base salary was increased to $375,000 and Ms. Hahn's target bonus potential was increased to 50% of her adjusted annual salary.

Under the Amendment, the Company agreed to grant Ms. Hahn an option (the "Option") to purchase 150,000 shares of the Company's Common Stock at a price per share equal to the closing price of the Company's Common Stock on the date of grant. The Option will be granted pursuant to the Company's 2015 Equity Incentive Plan and a Stock Option Agreement. Vesting of the shares subject to the Option will be based on performance criteria for which the Company will seek confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The Amendment also provides that in the event that Ms. Hahn is terminated without Cause (as defined in the Offer Letter) or resigns for Good Reason (as defined in the Offer Letter) during the period beginning 30 days prior to and ending twelve (12) months following a Change in Control (as defined in the Offer Letter), then Ms. Hahn will also be entitled to the acceleration of vesting of 100% of the shares subject to the Option.

The foregoing description of the terms of the Amendment does not purport to be a complete description and is qualified in its entirety by reference to the Amendment that will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: July 24, 2015
	By:	/s/ Robert Hadfield
Robert Hadfield
General Counsel and Secretary